Exhibit 99.1

TUCOWS ANNOUNCES FOURTH QUARTER FISCAL 2005 RESULTS

– Company achieves record revenue/Establishes itself as leader in hosted email market –

TORONTO, Canada – February 9, 2006 – Tucows Inc. (AMEX:TCX, TSX:TC) today reported financial results for its fourth quarter and the fiscal year ended December 31, 2005.

Highlights for the fourth quarter included:

•                  A 10% year-over-year increase in net revenue to a record $12.7 million;

•                  Income from operations of $0.6 million;

•                  Net income of $1.0 million, the Company’s fourteenth consecutive quarter of profitability;

•                  Cash flow from operations of $1.2 million, the Company’s seventeenth consecutive quarter of positive cash flow from operations;

•                  A 14% year-over-year increase in deferred revenue to a record $37.9 million; and

•                  Signing of a definitive agreement with Critical Path, Inc. to acquire substantially all of Critical Path’s hosted messaging assets. With this acquisition, Tucows becomes a leader in hosted email, further diversifies its revenue stream, adds customers and grows its infrastructure capabilities

Highlights for the fiscal year included:

•                  A 8% year-over-year increase in net revenue to $48.5 million;

•                  Income from operations of $1.9 million;

•                  Net income of $2.8 million;

•                  Cash flow from operations of $4.1 million.

“The fourth quarter caps off a year of significant achievement for Tucows” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “We strengthened our shareholder base and improved our public market listing with our successful secondary offering. We diversified our revenue base and significantly expanded our presence in email with our acquisition of Critical Path’s hosted email business.  We strengthened and realigned our people to better reflect our new multi-service environment. We also posted a year of strong financial results with continued growth and profitability in the face of increased ICANN fees and a strengthening Canadian dollar.”

We believe that these accomplishments will serve Tucows well for 2006 and beyond and will allow us to focus on our priorities for 2006. These priorities include integrating the Critical Path hosted email business, improving the user experience for Internet services like Blogware and email, increasing efficiency in the market for domain names by leveraging the secondary market and reaching a much broader segment of our channel with our billing and customer care solutions.”

Summary Financial Results
(Numbers in Thousands, Except Per Share Data)

	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2004		Twelve Months Ended Dec. 31, 2005	Twelve Months Ended Dec. 31, 2004(1)
Net Revenue	12,658	11,522		48,517	44,717
Income from Operations	566	801		1,855	2,149
Net Income	1,034	3,865	(2)	2,773	5,500	(2)
Net Income/Share – basic & fully diluted	0.01	0.06	(2)	0.04	0.08	(2)
Cash Flow from Operations	1,141	1,578		4,064	4,668

(1)          Includes the recognition of deferred domain name revenue of approximately $1.1 million that was recognized as a result of one of our resellers becoming an accredited registrar and transferring all of its domain names from our tag to its own tag with the result that Tucows was no longer accountable for those transactions.  Included in cost of revenue is $0.8 million previously deferred against these names in prepaid domain name registry fees.

(2)          Includes a non-cash income tax benefit of $3.0 million or $0.04 per share, resulting from the reduction in our deferred tax asset valuation allowance.

Net revenue for the fourth quarter of fiscal 2005 increased 10% to $12.7 million from $11.5 million for the fourth quarter of fiscal 2004.  The increase was the result of a higher number of domain transactions, as well as higher revenue from ancillary services, which were partially offset by lower revenue from our content business due to the short-term impact of the relaunch of our web site earlier in the year.

Income from operations for the fourth quarter of fiscal 2005 was $0.6 million compared with $0.8 million for the corresponding quarter of last year.  Income from operations for the fourth quarter of fiscal 2005 included a loss on foreign exchange of $21,000 compared with a gain of $204,000 for the fourth quarter of fiscal 2004.  Net income for the fourth quarter of fiscal 2005 was $1.0 million, or $0.01 per share, compared with $3.9 million, or $0.06 per share, for the fourth quarter of fiscal 2004.  Net income for the fourth quarter of fiscal 2004 included a non-cash income tax benefit of $3.0 million, or $0.04 per share, resulting from the reduction of the Company’s deferred tax asset valuation allowance.

Deferred revenue at the end the fourth quarter of fiscal 2005 was $37.9 million, an increase of 14% from $33.3 million at the end of the fourth quarter fiscal 2004 and an increase of 1% from $37.3 million at the end of the third quarter of fiscal 2005.

Cash, short-term investments and restricted cash at the end of the fourth quarter of fiscal 2005 increased to $19.2 million from $14.4 million at the end of the fourth quarter of fiscal 2004 and $18.4 million at the end of the third quarter of fiscal 2005. The increase compared to the third quarter of fiscal 2005 is the result of positive cash flow from operations for the fourth quarter of $1.1 million.

Developments During the Quarter

As previously announced, Tucows signed a definitive agreement with Critical Path, Inc. to acquire substantially all of Critical Path’s hosted messaging assets, including the customer base, hosted messaging communications infrastructure, and other related assets.  With the acquisition, Tucows becomes a leader in hosted email solutions, especially for Internet service providers and web hosting companies.  The acquisition will further diversify Tucows’s revenue stream, while providing the opportunity to strengthen relationships with existing customers and add new service provider customers.

Conference Call

Tucows will host a conference call today, Thursday, February 9, 2005, at 5:00 p.m. (ET) to discuss the company’s fourth quarter fiscal 2005 results. To access the conference call via the Internet go to www.tucowsinc.com, and click on “Investor Relations.”

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 3175749 followed by the pound key.  The telephone replay will be available until Thursday, February 16, 2005, at midnight. To access the archived conference call via the Internet, go to www.tucowsinc.com and click on “Investor Relations.”

About Tucows

Tucows Inc. (AMEX:TCX, TSX:TC) provides Internet services and download libraries through a global distribution network of 6,000 service providers.  This distribution network primarily consists of web hosting companies, ISPs (Internet Service Providers) and other Internet related service companies.  These companies use Tucows’ provisioned services to offer solutions to their customers: enterprises, small and medium businesses and consumers.  Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers) and earns most of its revenue from domain name registration services plus hosted email, spam and virus protection, Blogware, website building tools, the Platypus Billing System and digital certificates.  For more information, please visit:  www.tucowsinc.com

Contact:

Hilda Kelly

Investor Relations

Tucows Inc.

416-538-5493
ir@tucows.com

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.
Consolidated Balance Sheets
(Dollar amounts in U.S. dollars)

	December 31, 2005	December 31, 2004

Assets

Current assets:
Cash and cash equivalents	$17,348,088	$13,914,988
Short-term investments	1,771,569	—
Restricted cash (note 1)	60,000	460,398
Interest receivable	39,574
Accounts receivable	1,439,329	1,111,082
Prepaid expenses and deposits	1,999,820	2,156,702
Prepaid domain name registry and ancillary services fees, current portion	18,175,988	15,601,786
Deferred tax asset, current portion	1,000,000	1,000,000
Total current assets	41,834,368	34,244,956

Prepaid domain name registry and ancillary services fees, long-term portion	7,701,939	6,471,916
Deferred acquisition costs	46,034	—
Property and equipment	1,542,671	1,017,237
Deferred tax asset, long-term portion	2,000,000	2,000,000
Intangible assets	1,006,080	1,242,240
Goodwill	1,951,067	964,467
Investment	353,737	353,737
Cash held in escrow	621,412	1,009,650
Total assets	$57,057,308	$47,304,203

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,655,195	$1,483,543
Accrued liabilities	1,417,035	2,688,738
Customer deposits	2,276,637	2,247,262
Deferred revenue, current portion	26,790,166	23,648,381
Accreditation fees payable, current portion	651,811	144,483
Total current liabilities	32,790,844	30,212,407

Deferred revenue, long-term portion	11,079,537	9,602,599
Accreditation fees payable, long-term portion	94,785	31,816

Stockholders’ equity:
Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock - no par value, 250,000,000 shares authorized; 71,840,267 shares issued and outstanding at December 31, 2005 and 66,817,250 shares issued and outstanding at December 31, 2004	12,403,422	9,541,277
Additional paid-in capital	50,061,866	50,061,866
Deficit	(49,373,146)	(52,145,762)
Total stockholders’ equity	13,092,142	7,457,381
Total liabilities and stockholders’ equity	$57,057,308	$47,304,203

Note 1:

The restricted cash represents margin security against a series of forward exchange contracts.

Tucows  Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Net revenues	$12,658,399	$11,521,955	$48,517,039	$44,717,155
Cost of revenues	8,160,474	6,907,776	30,645,004	27,566,066
Gross profit	4,497,925	4,614,179	17,872,035	17,151,089

Operating expenses:
Sales and marketing (*)	1,185,865	1,351,649	4,855,050	5,067,841
Technical operations and development (*)	1,479,959	1,289,486	5,627,426	4,549,368
General and administrative (*)	987,877	811,985	4,346,224	4,107,981
Depreciation of property and equipment	219,527	301,259	951,692	1,118,734
Amortization of intangible assets	59,040	59,040	236,160	157,760
Total operating expenses	3,932,268	3,813,419	16,016,552	15,001,684

Income from operations	565,657	800,760	1,855,483	2,149,405

Other income:
Interest income, net	165,565	64,216	462,424	200,501
Other income	302,734	—	302,734	—
Total other income	468,299	64,216	765,158	200,501

Income before provision for income taxes	1,033,956	864,976	2,620,641	2,349,906

Provision for (recovery of) income taxes	—	(3,000,000)	(151,975)	(3,150,432)

Net income for the year	$1,033,956	$3,864,976	$2,772,616	$5,500,338

Basic and diluted income per share	$0.01	$0.06	$0.04	$0.08

Shares used in computing basic income per common share	71,898,247	66,817,250	69,077,329	66,079,104

Shares used in computing diluted income per common share	74,810,799	68,893,918	72,481,204	68,051,579

(*)	Stock-based compensation has been included in operating expenses as follows:
	Sales and marketing	$—	$—	$—	$16,835
	Technical operations and development	$—	$69,737	$—	$69,737
	General and administrative	$—	$—	$—	$3,759

Tucows  Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Cash provided by (used in):
Operating activities:
Net income for the year	$1,033,956	$3,864,976	$2,772,616	$5,500,338
Items not involving cash:
Depreciation of property and equipment	219,527	301,259	951,692	1,118,734
Amortization of intangible assets	59,040	59,040	236,160	157,760

Unrealized change in the fair value of forward contracts	212,668	100,032	30,119	(88,743)
Stock-based compensation	—	69,737	—	69,737
Amortization of stock-based compensation	—	—	—	20,593
Deferred taxes	—	(3,000,000)	—	(3,000,000)
Change in non-cash operating working capital:
Interest receivable	76,165	—	(39,574)	—
Accounts receivable	(76,442)	(89,847)	(328,247)	(546,762)
Prepaid expenses and deposits	(524,722)	(180,526)	126,763	(1,333)
Prepaid domain name registry fees	(430,973)	(806,264)	(3,804,225)	(3,732,942)
Accounts payable	(60,214)	139,182	171,652	(148,751)
Accrued liabilities	(326,808)	(42,295)	(1,271,703)	403,404
Customer deposits	106,747	241,361	29,375	77,772
Deferred revenue	550,242	745,203	4,618,723	4,661,788
Accreditation fees payable	302,241	176,299	570,297	176,299
Cash provided by operating activities	1,141,427	1,578,157	4,063,648	4,667,894

Financing activities:
Proceeds received on exercise of stock options	49,254	—	300,870	726,050
Net proceeds received on isuance of common stock, net of issue costs	—	—	1,574,675	—
Cash provided by financing activities	49,254	—	1,875,545	726,050

Investing activities:
Additions to property and equipment	(349,445)	(538,220)	(1,477,126)	(1,034,709)
Investment in short-term investments	5,999,884	—	(1,771,569)	—
Decrease (increase) in restricted cash — being margin security against forward exchange contracts	240,000	(247,898)	400,398	(327,898)
Deferred acquisition costs	(46,034)	—	(46,034)	—
Acquisition of Boardtown Corporation, net of cash acquired	—	—	—	(2,019,510)
Increase in cash held in escrow	(2,330)	(9,650)	388,238	(1,009,650)
Cash provided by (used in) investing activities	5,842,075	(795,768)	(2,506,093)	(4,391,767)

Increase in cash and cash equivalents	7,032,756	782,389	3,433,100	1,002,177
Cash and cash equivalents, beginning of year	10,315,332	13,132,599	13,914,988	12,912,811
Cash and cash equivalents, end of year	$17,348,088	$13,914,988	$17,348,088	$13,914,988

Supplemental cash flow information:
Interest paid	$—	$—	$300	$166

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued on the acquisition of Boardtown
Corporation	$—	$—	$986,600	$274,540